Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related prospectus of Mizuho Financial Group, Inc. and subsidiaries (the “Company”) for the registration of senior debt securities and subordinated debt securities and to the incorporation by reference therein of our reports dated July 21, 2016, with respect to the consolidated financial statements of the Company, and the effectiveness of internal control over financial reporting of the Company, included in the Annual Report (Form 20-F) of the Company for the year ended March 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

August 18, 2016